NEWS RELEASE

Investor Contact:	Media Contact:
Scott W. Dudley Jr.	Jessica B. Willingham
314-342-0878	314-342-3300
sdudley@TheLacledeGroup.com	jwillingham@TheLacledeGroup.com
FOR IMMEDIATE RELEASE
The Laclede Group Reports Fiscal 2013 First Quarter Results
Earnings Improve Despite Acquisition Costs

ST. LOUIS (February 5, 2013) — The Laclede Group, Inc. (NYSE: LG) (“the Company”) today reported improved operating results for its first quarter of fiscal 2013 ended December 31, 2012. Highlights include:

	Three Months Ended December 31
	(Millions)		(Per Diluted Share)
	2012	2011	2012	2011
Net Income (GAAP)	$25.6	$25.2	$1.14	$1.12
Acquisition costs	2.2	—	0.10	—
Other Adjustments to GAAP Earnings	0.4	(0.3)	0.01	(0.01)
Net Economic Earnings (non-GAAP)*	$28.2	$24.9	$1.25	$1.11

* See “Net Economic Earnings and Reconciliation to GAAP” on page 8.

The Laclede Group reported consolidated net income for its first quarter of fiscal 2013 of $25.6 million ($1.14 per share), up from $25.2 million ($1.12 per share) for the same period last year. The increased earnings were driven by higher net income from the Gas Utility segment, reflecting higher infrastructure surcharges, more favorable weather, and lower costs. The higher utility earnings were largely offset by costs The Laclede Group incurred in connection with the pending acquisition of Missouri Gas Energy and New England Gas Company, as announced on December 17, 2012. Earnings were also impacted by lower earnings from the Gas Marketing segment.
Net economic earnings (non-GAAP) for the first quarter were $28.2 million ($1.25 per share), up 13 percent from $24.9 million ($1.11 per share) for the same period last year. Net economic earnings exclude from net income the acquisition-related costs and the effect of unrealized gains and losses on energy-related derivatives.
“Over the last several months, we have achieved several successes in the pursuit of our operational and strategic priorities. We have made excellent progress toward the completion of our acquisition including filing for and receiving certain approvals and working on permanent financing for the transaction. We also recently announced plans to invest in emerging technology through Spire, our platform for developing natural gas fueling solutions,” said Suzanne Sitherwood, president and chief executive officer of The Laclede Group. “At the same time, we continued to serve our customers well, staying focused on growth and delivering improved overall operating performance for the quarter,” she added.

ACQUISITION UPDATE
As announced on December 17, 2012, Company subsidiaries entered into agreements to acquire substantially all the assets and liabilities of Missouri Gas Energy and New England Gas Company from Southern Union Company. The $1.035 billion transaction, which is subject to customary closing adjustments and receipt of applicable federal and state regulatory approvals, is expected to close before the Company's fiscal year ends on September 30, 2013. The Laclede Group has requested, and received, antitrust clearance under the Hart-Scott-Rodino Act. The Company and Laclede Gas jointly filed with the Missouri Public Service Commission (MoPSC) on January 14, 2013 for approval of the MGE acquisition. A similar filing with the Massachusetts Department of Public Utilities was made on January 24, 2013, for approval of the acquisition of New England Gas Company.
The closing of the transaction is supported by a $1.02 billion bridge facility, which has been syndicated by Wells Fargo Securities, LLC to nine financial institutions including Wells Fargo Bank, N.A. This syndicate will also assist the Company with securing permanent debt and equity financing.
During the first quarter of fiscal 2013, The Laclede Group incurred due diligence and other acquisition-related costs totaling $2.2 million net of income tax. These costs, which were reported in the Other segment, reduced consolidated net income by $0.10 per share for the quarter.
GAS UTILITY SEGMENT
The Gas Utility segment, which includes the regulated gas distribution operations of Laclede Gas, reported net income of $25.3 million for the quarter ended December 31, 2012, an increase of 20 percent compared to $21.1 million for the same period last year. The improvement was primarily due to increased Infrastructure System Replacement Surcharge (ISRS) revenues, higher sales margins reflecting colder temperatures this fall, and lower bad debt expenses. The higher ISRS revenues are a result of increased investment in distribution pipeline replacement to enhance safety and reliability for Laclede Gas customers.
As previously announced, Laclede Gas filed a general rate case with the MoPSC on December 21, 2012, seeking a $48.4 million net increase in annual revenues, the utility's first such rate filing in three years. The MoPSC is expected to render a decision within 11 months of the filing date. Also during the fiscal first quarter, Laclede Gas filed a request with the MoPSC to reduce gas cost revenues by $44 million annually under its Purchased Gas Adjustment (PGA) Clause, which went into effect November 16, the beginning of the heating season. On January 11, 2013, Laclede Gas filed with the MoPSC for a $5.6 million increase in ISRS revenues to recover its investments in replacement of distribution pipelines over the previous eight months, which is pending approval.
GAS MARKETING SEGMENT
The Gas Marketing segment, which includes Laclede Energy Resources, reported lower operating revenues for the quarter ended December 31, 2012 of $55.2 million, down from $158.6 million in the prior year period. Operating expenses were also down significantly - to $57.4 million from $152.6 million. These decreases largely reflect a higher percentage of transactions being reported as trading activities, which are recorded on a net rather than a gross basis. While this presentation reduces operating revenues, it has no direct impact on earnings. Net income was $2.9 million, down from $3.7 million for the same period last year, while net economic earnings (non-GAAP) were $3.3 million, comparable to $3.4 million for the same period a year ago. On a GAAP basis, the reduction in net income was largely attributable to higher net unrealized losses on energy-related derivatives.

CASH FLOWS AND CAPITAL STRUCTURE
Net cash provided by operating activities was $3.9 million for the three months ended December 31, 2012, compared with net cash used in operating activities of $50.1 million for the same period last year. The variation is primarily associated with the timing of collections of gas cost under the PGA Clause, as well as decreased cash payments for the funding of pension plans. Excluding temporary changes in working capital, such as the effect of regulatory timing differences in the recovery of certain costs and the timing of cash payments for income taxes, operating cash flows (non-GAAP) for the first quarter of fiscal 2013 were $37.5 million, which was comparable to $35.2 million for the first quarter of fiscal 2012. See reconciliation of Operating Cash Flows (non-GAAP) to Net Cash Provided by Operating Activities (GAAP) on page 9.
Capital expenditures for the three months ended December 31, 2012 increased to $27.7 million from $18.3 million in the comparable period a year ago. The increase was driven by significant investments in information technology, as Laclede Gas continues on its previously announced multi-year upgrade of its technology platforms, and the accelerated replacement of portions of its distribution system.
The Laclede Group maintains a strong capital structure, which at December 31, 2012, consisted of 37 percent long-term debt compared to 38 percent at December 31, 2011 (including the portion that matured on October 15, 2012). Short-term debt outstanding was $83.1 million at December 31, 2012, down from $113.0 million at December 31, 2011. As previously disclosed, the Company entered into certain debt commitments during its fiscal fourth quarter of 2012 to borrow a total of $125 million at rates between 3.0 percent and 3.4 percent per annum. In December 2012, The Laclede Group issued $25 million of 10-year unsecured notes at an interest rate of 3.31 percent. Under the commitment, the remaining $100 million of debt will be issued by Laclede Gas, with funding to occur in March 2013.
For additional details on The Laclede Group's results for the first quarter of fiscal 2013, please see the accompanying unaudited Statements of Consolidated Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.
CONFERENCE CALL AND WEBCAST
To access the call, please dial the number below approximately 5-10 minutes prior to the start time.

Date and Time:	Tuesday, February 5
9 a.m. CST (10 a.m. EST)

Phone Numbers:	U.S.:	1-888-317-6016
	Canada:	1-855-669-9657
	International:	1-412-317-6016

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.TheLacledeGroup.com under the Investor Services tab.

A replay of the call will be available beginning at 11 a.m. CST (Noon EST) on February 5 and continuing until March 11, 2013, by dialing 1-877-344-7529 (U.S.) or 1-412-317-0088 (Canada/International). The Conference ID is 10023425. The webcast will be available for replay beginning February 5, at www.TheLacledeGroup.com.

ABOUT THE LACLEDE GROUP

The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company. Its subsidiary, Laclede Gas Company, the regulated operations of which are included in the Gas Utility segment, serves approximately 630,000 residential, commercial and industrial customers in St. Louis City and parts of 10 counties in eastern Missouri. Laclede's primary non-utility business, Laclede Energy Resources, Inc., included in the Gas Marketing segment, provides non-regulated natural gas services. Laclede Group is committed to pursuing growth through 1) developing and investing in emerging technologies; 2) investing in infrastructure; 3) acquiring businesses to which the Company can apply its operating model, and 4) leveraging its current business unit competencies. For more information about Laclede and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION AND NON-GAAP MEASURES
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with the Company's pending acquisition. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the fiscal year ended September 30, 2012, filed with the Securities and Exchange Commission and the Company's Form 10-Q for the quarter ended December 31, 2012, to be filed later today.
This news release includes the non-GAAP financial measures of "net economic earnings," and "net economic earnings per share." Management also uses these non-GAAP measures internally when evaluating the Company's performance. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax costs related to acquisition, divestiture, and restructuring activities. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.
This news release also includes the non-GAAP financial measure of "Operating Cash Flows." Management also uses this measure internally when evaluating longer-term cash flow impacts. This measure excludes the effects of temporary changes in working capital, such as the effect of regulatory timing differences in the recovery of certain costs and the timing of cash payments for income taxes. Management believes that excluding these items provides a useful representation of the economic impact of longer-term cash flows generated from business activities. This internal non-GAAP cash flow metric should not be considered as an alternative to, or more meaningful than, GAAP measures such as net cash provided by operating activities.

STATEMENTS OF CONSOLIDATED INCOME — UNAUDITED

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)

	Three Months Ended December 31,
	2012	2011

OPERATING REVENUES
Gas Utility	$250,111	$250,902
Gas Marketing	55,249	158,588
Other	1,643	1,423
Total Operating Revenues	307,003	410,913
OPERATING EXPENSES
Gas Utility
Natural and propane gas	136,515	146,751
Other operation expenses	33,920	37,565
Maintenance	5,731	5,308
Depreciation and amortization	10,965	10,089
Taxes, other than income taxes	14,806	14,667
Total Gas Utility Operating Expenses	201,937	214,380
Gas Marketing	57,382	152,559
Other	5,599	869
Total Operating Expenses	264,918	367,808
Operating Income	42,085	43,105
Other Income and (Income Deductions) - Net	1,084	1,939
Interest Charges:
Interest on long-term debt	5,438	5,739
Other interest charges	588	575
Total Interest Charges	6,026	6,314
Income Before Income Taxes	37,143	38,730
Income Tax Expense	11,575	13,556
Net Income	$25,568	$25,174

Weighted Average Number of Common Shares Outstanding:
Basic	22,372	22,193
Diluted	22,434	22,263

Basic Earnings Per Share of Common Stock	$1.14	$1.13
Diluted Earnings Per Share of Common Stock	$1.14	$1.12

CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED

THE LACLEDE GROUP, INC.
(Thousands)

	December 31, 2012	September 30, 2012	December 31, 2011

ASSETS
Utility Plant	$1,508,770	$1,497,419	$1,400,001
Less: Accumulated depreciation and amortization	470,840	478,120	463,148
Net Utility Plant	1,037,930	1,019,299	936,853

Other Property and Investments	57,419	56,814	56,957

Current Assets:
Cash and cash equivalents	46,563	27,457	44,579
Accounts receivable (net of allowance for doubtful accounts)	195,784	133,842	197,225
Inventories	102,799	106,472	127,487
Other	54,917	75,245	46,222
Total Current Assets	400,063	343,016	415,513

Regulatory assets and other deferred charges	446,743	461,133	465,007
Total Assets	$1,942,155	$1,880,262	$1,874,330

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$192,060	$191,146	$186,423
Retained earnings	430,556	414,581	405,158
Accumulated other comprehensive loss	(1,838)	(4,116)	(1,911)
Total Common Stock Equity	620,778	601,611	589,670
Long-term debt (less current portion)	364,426	339,416	339,372
Total Capitalization	985,204	941,027	929,042

Current Liabilities:
Notes payable	83,050	40,100	113,000
Accounts payable	100,994	89,503	94,313
Advance customer billings	15,950	25,146	11,600
Current portion of long-term debt	—	25,000	25,000
Accrued liabilities and other	75,076	72,375	79,266
Total Current Liabilities	275,070	252,124	323,179

Deferred Credits and Other Liabilities:
Deferred income taxes	350,738	355,509	335,255
Pension and postretirement benefit costs	195,259	196,558	172,791
Regulatory liabilities	59,836	59,432	55,176
Asset retirement obligations and other	76,048	75,612	58,887
Total Deferred Credits and Other Liabilities	681,881	687,111	622,109
Total Capitalization and Liabilities	$1,942,155	$1,880,262	$1,874,330

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS — UNAUDITED

THE LACLEDE GROUP, INC.
(Thousands)

	Three Months Ended
	December 31,
	2012	2011

Operating Activities:
Net Income	$25,568	$25,174
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion	11,314	10,239
Deferred income taxes and investment tax credits	2,572	7,940
Other - net	670	(251)
Changes in assets and liabilities	(36,209)	(93,201)
Net cash provided by (used in) operating activities	3,915	(50,099)

Investing Activities:
Capital expenditures	(27,713)	(18,334)
Other investments	(990)	(280)
Net cash used in investing activities	(28,703)	(18,614)

Financing Activities:
Issuance of long-term debt	25,000	—
Maturity of first mortgage bonds	(25,000)	—
Issuance of short-term debt - net	42,950	67,000
Issuance of common stock	761	1,253
Dividends paid	(9,495)	(9,035)
Other	9,678	10,797
Net cash provided by financing activities	43,894	70,015

Net Increase in Cash and Cash Equivalents	19,106	1,302
Cash and Cash Equivalents at Beginning of Period	27,457	43,277
Cash and Cash Equivalents at End of Period	$46,563	$44,579

NET ECONOMIC EARNINGS AND RECONCILIATION TO GAAP

THE LACLEDE GROUP, INC.
(Millions, except per share amounts)

	Gas Utility	Gas Marketing	Other	Total	Per Share Amounts (2)

Quarter Ended December 31, 2012
Net Income (Loss) (GAAP)	$25.3	$2.9	$(2.6)	$25.6	$1.14
Subtract: Unrealized gain (loss) on energy-related derivatives (1)	—	(0.4)	—	(0.4)	(0.01)
Subtract: Acquisition, divestiture and restructuring activities (1)	—	—	(2.2)	(2.2)	(0.10)
Net Economic Earnings (Non-GAAP)	$25.3	$3.3	$(0.4)	$28.2	$1.25
Diluted EPS (GAAP)	$1.12	$0.13	$(0.11)	$1.14
Net Economic EPS (Non-GAAP) (2)	$1.13	$0.15	$(0.03)	$1.25

Quarter Ended December 31, 2011
Net Income (GAAP)	$21.1	$3.7	$0.4	$25.2	$1.12
Subtract: Unrealized gain (loss) on energy-related derivatives (1)	—	0.3	—	0.3	0.01
Net Economic Earnings (Non-GAAP)	$21.1	$3.4	$0.4	$24.9	$1.11
Diluted EPS (GAAP)	$0.94	$0.17	$0.01	$1.12
Net Economic EPS (Non-GAAP) (2)	$0.94	$0.15	$0.02	$1.11

(1) Amounts presented net of income taxes, which were calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items. For the quarters ended December 31, 2012 and 2011, the total net income tax (benefit) expense included in the reconciling items is $(1.6) million and $0.2 million, respectively.
(2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income (loss) with consolidated net economic earnings (loss) in the GAAP diluted EPS calculation.

Note: EPS amounts by segment represent contributions to The Laclede Group's consolidated EPS.

OPERATING CASH FLOWS AND RECONCILIATION TO GAAP

THE LACLEDE GROUP, INC.
(Millions)

	Three Months Ended
	December 31,
	2012	2011

Operating Cash Flows (Non-GAAP)	$37.5	$35.2

Add (deduct):
Changes in assets and liabilities	(36.2)	(93.2)
Deferred income taxes and investment tax credits	2.6	7.9
Net cash provided by (used in) operating activities (GAAP)	$3.9	$(50.1)

Net cash used in investing activities (GAAP)	$(28.7)	$(18.6)
Net cash provided by financing activities (GAAP)	$43.9	$70.0

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